Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-154252) on Form S-8, the Registration Statement (No. 333-222513) on Form S-8, the Registration Statement (No. 333-228789) on Form S-8, the Registration Statement (No. 333-231489) on Form S-8, the Registration Statement (No. 333-238218) on Form S-8 and the Registration Statement (No. 333-239493) on Form S-3 of Veru Inc. of our report dated December 2, 2021, relating to the consolidated financial statements of Veru Inc., appearing in this Annual Report on Form 10-K of Veru Inc. for the year ended September 30, 2021.

/s/ RSM US LLP

Chicago, Illinois

December 2, 2021